Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Everbright Digital Holding Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value US$0.00064 per share	(1)	457(o)	0	$0.00	$8,500,000.00	0.0001381	$1,173.85

Total Offering Amounts:							$8,500,000.00		1,173.85
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$1,173.85

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Class A ordinary shares, par value $0.00064 per share, (the “Class A Ordinary Shares”), of Everbright Digital Holding Limited (the “Registrant”) registered hereby also include an indeterminate number of additional Class A Ordinary Shares as may from time to time become issuable by reason of share splits, share dividends, recapitalizations or other similar transactions.

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.